Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in this Post–Effective Amendment No. 196 to the Registration Statement on Form N–1A of Fidelity Hastings Street Trust: Fidelity Growth Discovery Fund of our report dated August 13, 2024; Fidelity Fund of our report dated August 14, 2024; Fidelity Series Large Cap Stock Fund of our report dated August 15, 2024; Fidelity Mega Cap Stock Fund of our report dated August 16, 2024, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the year ended June 30, 2024. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 21, 2024